As filed with the Securities and Exchange Commission on December 10, 2020

Registration No. 333-236577

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PEBBLEBROOK HOTEL TRUST
(Exact name of registrant as specified in its charter)

Maryland	27-1055421
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)

Jon E. Bortz
Chairman, President and Chief Executive Officer
4747 Bethesda Avenue, Suite 1100
Bethesda, Maryland, 20814	4747 Bethesda Avenue, Suite 1100
(240) 507-1300	Bethesda, Maryland, 20814
(Address, including zip code, and telephone number,	(240) 507-1300
including	(Name, address, including zip code, and telephone
area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copy to:

David C. Wright
Mark W. Wickersham
Hunton Andrews Kurth LLP
Riverfront Plaza, East Tower
951 E. Byrd Street
Richmond, Virginia 23219-4074
Tel: (804) 788-8200
Fax: (804) 788-8218

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)

Common shares of beneficial interest, $0.01 par value per share
Preferred shares of beneficial interest, $0.01 par value per share
Debt Securities(4)
Warrants
Units(5)

(1)	As permitted by General Instruction II.D of Form S-3 under the Securities Act, the fee table does not specify by each class of securities to be registered information as to the amount to be registered, proposed maximum offering price per share, and proposed maximum aggregate offering price.

(2)	There is being registered hereunder an indeterminate principal amount of debt securities and an indeterminate number of common shares of beneficial interest, or common shares, and preferred shares of beneficial interest, or preferred shares, warrants and units as may from time to time be issued at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, for which separate consideration may or may not be received. Pursuant to Rule 457(i) of the Securities Act, this includes such indeterminate number of common shares as may be issued upon conversion of or exchange for any preferred shares that provide for conversion or exchange into other securities or upon exercise of warrants for such securities. Separate consideration may or may not be received for the common shares or preferred shares issuable upon conversion of or exchange for preferred shares or upon exercise of warrants. Pursuant to Rule 416(a) under the Securities Act, there is also being registered such indeterminate number of our common shares as may be issued from time to time with respect to shares being registered hereunder as a result of share splits, share dividends or similar transactions.

(3)	The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).

(4)	If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as may be sold for an aggregate initial offering price of up to the proposed maximum aggregate offering price.

(5)	Each unit will be issued under a unit agreement, indenture, or other agreement and will represent an interest in one or more common shares, preferred shares, debt securities or warrants in any combination.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-236577) of Pebblebrook Hotel Trust is being filed in order to file additional exhibits to the Registration Statement relating to the debt securities that may be offered from time to time by Pebblebrook Hotel Trust. No changes or additions are being made to the base prospectus that already forms a part of the Registration Statement. Accordingly, a base prospectus is omitted from this filing.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the registrant.

SEC registration fee	$	*
Printing fees		**
Legal fees and expenses		**
Accounting fees and expenses		**
Miscellaneous expenses		**
Total	$	**

*	Deferred in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933. SEC registration fees are determined based upon the aggregate initial offering price of the securities being offered from time to time.

**	These fees and expenses are based on the number and size of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnification of Trustees and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

Our declaration of trust permits us and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, member, manager, employee or agent and who is made or is threatened to be made a party to the proceeding by reason of his or her service in any such capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer has reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

We have entered into indemnification agreements with our trustees and our executive officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

We have obtained an insurance policy under which our trustees and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such trustees and officers by reason of any acts or omissions covered under such policy in their respective capacities as trustees or officers, including certain liabilities under the Securities Act of 1933.

We have been advised that the SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act of 1933 is against public policy and is therefore unenforceable.

Item 16. Exhibits.

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 14, 2016 (File No. 001¬34571))

3.3	First Amendment to Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 21, 2017 (File No. 001 34571))

3.4	Second Amended and Restated Agreement of Limited Partnership of Pebblebrook Hotel, L.P., dated as of December 13, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 17, 2013 (File No. 001-34571))

3.5	First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Pebblebrook Hotel, L.P., dated as of September 30, 2014 (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K filed on February 17, 2015 (File No. 001-34571))

3.6	Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Pebblebrook Hotel, L.P., dated as of June 8, 2016 (incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K filed on June 8, 2016 (File No. 001-34571))

3.7	Third Amendment to the Second Amended and Restated Agreement of Limited Partnership of Pebblebrook Hotel, L.P., dated as of November 30, 2018 (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8 K filed with the SEC on December 3, 2018 (File No. 001 34571))

4.1*	Articles Supplementary with respect to any additional series of preferred shares issued pursuant to this registration statement

4.2**	Form of Indenture between Pebblebrook Hotel Trust and The Bank of New York Mellon Trust Company, N.A.

4.3*	Form of Warrant Agreement

4.4*	Form of Warrant Certificate

4.5*	Form of Unit Agreement

4.6*	Form of Unit Certificate

5.1a****	Opinion of Venable LLP

5.1b****	Opinion of Hunton Andrews Kurth LLP

8.1****	Tax opinion of Hunton Andrews Kurth LLP

23.1****	Consent of KPMG LLP

23.2****	Consent of Venable LLP (included in Exhibit 5.1a)

23.3****	Consent of Hunton Andrews Kurth LLP (included in Exhibit 5.1b)

23.4****	Consent of Hunton Andrews Kurth LLP (included in Exhibit 8.1)

24.1****	Power of Attorney (included on signature page)

25.1**	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A. on Form T-1

25.2***	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture (for Subordinated Debt Securities)

*	To be filed by amendment or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.

**	Filed herewith.

***	Where applicable, to be incorporated by reference to a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

****	Previously filed as an exhibit to the Registration Statement.

Item 17. Undertakings.

(a)       The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)       If the registrant is relying on Rule 430B:

(A)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)       The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, state of Maryland, on December 10, 2020.

PEBBLEBROOK HOTEL TRUST

By:	/s/ Jon E. Bortz
Jon E. Bortz
Chairman of the Board, President and Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jon E. Bortz	Chairman of the Board, President and Chief	December 10, 2020
Jon E. Bortz	Executive Officer (principal executive
officer)

/s/ Raymond D. Martz	Executive Vice President, Chief Financial	December 10, 2020
Raymond D. Martz	Officer, Treasurer and Secretary (principal
financial officer and principal accounting officer)

*	Trustee	December 10, 2020
Cydney C. Donnell

*	Trustee	December 10, 2020
Ron E. Jackson

*	Trustee	December 10, 2020
Phillip M. Miller

*	Trustee	December 10, 2020
Michael J. Schall

*	Trustee	December 10, 2020
Bonny W. Simi

*	Trustee	December 10, 2020
Earl E. Webb

*By:	/s/ Raymond D. Martz
Attorney-in-Fact